U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  March 10, 2006

Innovative Designs, Inc.

(Exact Name of registrant as specified in its Charter)

Delaware

(State of Incorporation)

333-103746

Commission File No.

03-0465528

(IRS Employer Identification No.)

223 North Main Street, Suite 1, Pittsburgh, Pennsylvania 15215

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number  (412) 799-0350

All correspondence to:

Christopher H. Williams, Esquire

Leech Tishman Fuscaldo & Lampl, LLC

Citizens Bank Building, 30th Floor

525 William Penn Place

Pittsburgh, Pennsylvania 15219

(412) 261-1600 Telephone

(412) 227-5551 Facsimile

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.  Other Events

The Letter, attached hereto as Exhibit A, updates and discloses the status of material litigation pending in the United States Court for the Western District of Pennsylvania Case No. 2:04-cv-000593, RMF Global, Inc. and Innovative Designs, Inc. v. Elio Cattan and Eliotex s.r.l. The attached Letter was drafted by the Counsel of Record and is intended for Innovative Designs, Inc.’s auditors for their preparation of the Company’s 1st Quarter 2006 10QSB. The status of this litigation is being disclosed on this Form 8-K for the benefit of all Innovative Designs, Inc.’s shareholders.

Item 9.01. Financial Statements and Exhibits.

        (c)     Exhibits.

         99.1    Litigation Update dated March 9, 2006.

Pursuant to the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNATURES

Dated:

March 10, 2006

Innovative Designs, Inc.

s/Joseph Ricelli

By:  Joseph Riccelli

Title:  Chief Executive Officer

EXHIBIT A

March 9, 2006

Louis Plung & Company

4 Gateway Center

Pittsburgh, PA 15222

Via facsimile 412-281-7001

And U.S. Mail

Re:

Innovative Designs, Inc. Litigation Update

This letter updates and discloses the status of the litigation pending in the United States District Court for the Western District of Pennsylvania before the Honorable Arthur J. Schwab at Case No. 2:04-cv-000593. This disclosure is intended to supplement that provided by this office on January 26, 2006.

On March 6, 2006, Judge Scwab entered an Order granting Defendant Elio Cattan and Eliotex srl’s Motion to Approve an Award of the Italian Arbitration Association in the amount of $4.2 million. We strongly disagree with the Court’s decision, and thus Plaintiffs RMF Global, Inc. and Innovative Designs, Inc. will take an immediate appeal to the United States Third Circuit Court of Appeals, will request expedited consideration of their appeal and request a Stay of Judge Schwab’s Order pending appeal.

To fully understand why we believe the Court is in error in this case, it is useful to briefly recite the factual history of the dispute. Joseph Riccelli and Elio Cattan met in Pittsburgh in November, 1998, at which time Mr. Cattan made Mr. Riccelli aware of a product he styled Eliotex. The product had remarkable performance qualities, including extraordinary insulating and buoyancy properties. At the time of the meeting, Mr. Cattan represented himself to be the owner of the United States Patent rights to the product by virtue of an assignment from the inventor, as well as the sole manufacturer of the product. Mr. Riccelli subsequently formed RMF Global, Inc. to market the product, and entered into a License Agreement with Eliotex srl, a company controlled by Cattan. That contract was set for an initial term of two years, and contained a clause stating that any disputes as to its terms should be resolved under the Rules of the Italian Arbitration Association, utilizing the laws of the United States.

After forwarding in excess of $277,000 to Cattan for the purchase of product, RMF learned that Cattan was not the manufacturer of Eliotex and never had been. It learned that Cattan had defaulted on the license agreement with the inventor of the product and that said license had been terminated. Further, RMF learned that the only lawful manufacturer of the product was located in Korea. Finally, RMF learned that the sole inventor and manufacturer of the product would not do business with Cattan or Eliotex srl, as they had defaulted on license fees and payments for goods in the aggregate amount of in excess of $1.8 million. Thus Eliotex srl had no capacity to provide products, and failed, despite repeated demands, to refund over $156,000 in funds received from RMF for the purchase of product it could not provide.

Documentation to verify all of the above was provided to RMF. RMF thereupon entered in to a contract with the Korean inventor and manufacturer’s group in order to assure an adequate supply of the product. That agreement granted to RMF all of the rights with respect to the product that were held by the inventor/manufacturer. The License Agreement with Cattan and Eliotex srl expired by its terms in 2001.

In the course of purchasing and utilizing the product, RMF was informed by the inventor that a new and improved product had been invented and put into production. This product was granted a patent in Korea, the site of the patent for the original product. From that date to the present, RMF has only purchased this new product, in which Cattan and/or Eliotex srl have never had any right, title or interest.

Innovative Designs, Inc. (“IDI”) was incorporated in 2002, approximately six months after the agreement between RMF Global and Eliotex srl expired. Its purpose was to design, manufacture and market products utilizing the product. Innovative Designs entered into a licensing agreement with RMF granting it the right to utilize the product. IDI has endeavored to establish a market presence for the product in a line of unsinkable bathing suits (utilizing its buoyancy properties) as well as several lines of outdoor apparel (utilizing its insulating properties). IDI has never done business with Eliotex srl, and has never utilized any product to which either Eliotex srl or Cattan has ever had any claim.

In 2004 Cattan caused letters to be sent to customers of Innovative Designs, Inc., asserting that IDI was violating the patent rights of Cattan, who had wrongfully diverted the patent rights granted to Eliotex srl under the original license agreement with the Korean inventor (which had been terminated) to himself. Counsel to IDI responded vigorously to said letters, and instituted the instant action in federal court seeking a declaration of the invalidity of Cattan’s patent, a declaration of non-infringement of said patent, a declaration of non-infringement of the trademark “Eliotex” (which had been filed by RMF) and claims for tortious interference with business and/or contractual relations and unfair competition. It is important to note that this action was not instituted by Cattan or Eliotex srl, it was instituted by RMF and IDI to protect them from the false and fraudulent claims of Cattan and Eliotex srl.

Counsel for Cattan and Eliotex srl requested the court stay the proceedings pending arbitration in Italy, pursuant to the aforementioned arbitration clause. Counsel for IDI argued that the arbitration clause had no binding effect on IDI, as it was not a party to the agreement between RMF and Eliotex srl. Judge Schwab, without ever holding an evidentiary hearing to develop a factual basis for the parties’ claims, made findings of fact and conclusions of law holding that IDI was bound to a contract it did not sign, with an entity with which it had never done business, for a product it had never purchased, from an entity whose rights to any product had been terminated. Judge Schwab also entered an order staying the proceedings, thus preventing any further discovery pending arbitration. Obviously the RMF and IDI believe the Court was in error on these points, however, because an Order Staying Proceedings Pending Arbitration is a non-appealable interlocutory order, IDI could not even take an appeal from the Judge’s Order.

RMF and IDI filed Motions to Lift the Stay, Dismiss the State Court claims (which the Judge found to be arbitrable) and move forward to adjudicate those patent and trademark claims which the Judge, in his initial order, conceded were “likely outside the scope of arbitration.” Judge Schwab, however, denied said Motions.

RMF and IDI were given Notice of the Commencement of Italian Arbitration proceedings and the Appointment of an Arbitrator by Cattan’s lawyer in Italy. RMF’s and IDI’s U.S. counsel advised that they would not be representing RMF or IDI in those proceedings, and requested that notices be forwarded directly to RMF and IDI regarding said proceedings for appropriate action. No further notice was ever given to RMF or IDI, including notice of discovery deadlines, forum selection, venue selection, rules of proceeding or the dates or places of any hearings, all of which are in direct contravention of the Rules of the Italian Arbitration Association. Neither RMF nor IDI received any notice at all of any substantive proceedings until Cattan and Eliotex srl, six months after the fact, sought enforcement of an Award by the IAA, which award was entered by default and without any reference to and in contravention of U.S. law, which was supposed to be controlling pursuant to the agreement of the parties..

At that time, RMF and IDI retained this office to serve as their counsel and we immediately proceeded to file Responses in opposition to the enforcement action on behalf of RMF, IDI and Riccelli (a non-party that Cattan and Eliotex srl sought to join to the proceedings after the fact). Extensive documentation was attached to the Responses, in order to protect the record and support RMF’s and IDI’s contentions. RMF’s Response set forth the factual record of the dispute, and sought to deny enforcement of the award on the basis of lack of notice of any substantive proceedings or hearings, which precluded any meaningful opportunity to be heard and violates the due process protections afforded under U.S. law. IDI raised similar points, as well as asserting (with supporting documentation) that Judge Schwab erred when he ruled that IDI was bound by the terms of the arbitration clause.

At oral argument, Judge Schwab denied Cattan and Eliotex srl’s attempts to join Riccelli as a party, and ordered Cattan and Eliotex srl to hire local counsel. The Judge took ruling on the Motion to Enforce Award under advisement. On March 6, 2006, he ruled in favor of Cattan and Eliotex srl.

It is believed that the Judge erred in finding that IDI is bound to the terms of any agreement between RMF and Eliotex srl. IDI has never been afforded a hearing at which it would have had the opportunity to present evidence on its behalf to the Court. Counsel has been instructed by IDI to take an immediate appeal to the Third Circuit Court of Appeals, to request a Stay of Judge Schwab’s Order and to expedite consideration of its appeal. Said appeal will be vigorously pursued

Very truly yours,

/s/ Robert O Lampl

Robert O Lampl

Counsel to Innovative Designs, Inc.